Exhibit 10.1
                              EMPLOYMENT AGREEMENT


     AGREEMENT made as of this 1st day of December, 1992, by and between SIRCO INTERNATIONAL CORP., a New York corporation with its principal place of business at 10 West 33rd Street, Suite 606, New York, New York 10001 (hereinafter called the "Corporation") and JOEL DUPRE, residing at 37 Fieldcrest Drive, Ridgefield, Connecticut 06877 (hereinafter called "Executive").

                              W I T N E S S E T H

     WHEREAS, the Corporation desires to employ Executive and Executive is willing to undertake such employment on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth; the parties hereto agree as follows:

     1. The Corporation hereby employs Executive to perform such supervisory or executive duties on behalf of the Corporation as an executive officer or the Board of Directors of the Corporation may from time to time determine. Executive shall be elected to the office of Executive Vice President and thereafter to such other offices of the Corporation as the Board of Directors may from time to time determine.

     2. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation, will perform the duties assigned to him pursuant to Paragraph 2 hereof, subject, at all times, to the direction and control of the Chief Executive Officer and the Board of Directors of the Corporation, and will do such traveling as may be reasonably required of him in the performance thereof. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment hereunder, Executive shall not, without the written approval of the Board of Directors first had and obtained in each instance, directly or indirectly accept employment or compensation from or perform services of any nature for, any business enterprise other that the Corporation and its subsidiaries. During the period of Executive's employment hereunder, Executive shall not be entitled to additional compensation for serving in any office of the Corporation or any of its subsidiaries to which he is elected.

     3. Executive shall be employed for a term of three years commencing as of the 1st day of December, 1992, and ending on the 30th day of November, l995, unless his employment is terminated prior to the expiration of such three year term pursuant to the provisions hereof.

     4. As full compensation for his services hereunder, the Corporation will pay to Executive

        4.1 a base salary of $170,000 per annum, payable in equal installments no less frequently than monthly; and

        4.2 incentive compensation for each fiscal year of the Corporation during the term hereof in an amount equal to 10% of the net income of the Luggage Division of the Corporation for such fiscal year.

     For purposes of this Paragraph 4, "net income of the Luggage Division" shall mean net income of the Luggage Division as reflected in its divisional financial statements (A) before deduction of or allowance for the incentive compensation payable pursuant to Subparagraph 4.2 hereof, and (B) exclusive of extraordinary gain or loss. Any incentive compensation to which Executive may be entitled hereunder shall be payable within 120 days after the end of the fiscal year to which such incentive compensation relates. With respect to any fiscal year of the Corporation during which Executive's employment hereunder terminates, Executive shall be entitled to a pro rata share of incentive compensation, based upon net income of the Luggage Division, and the number of days in such fiscal year during which Executive was employed by the Corporation.

     5. In addition to such base salary and incentive compensation, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any pension, profit-sharing, retirement, hospitalization, insurance, medical service, or other employee benefit plan generally available to the executives of the Corporation that may be in effect from time to time during the period of his employment hereunder. The Corporation shall be under no obligation to institute or continues the existence of any such employee benefit plan.

     6. The Corporation shall reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Corporation, upon the submission to the Corporation of appropriate vouchers therefor and approval thereof by the Chief Financial Officer of the Corporation.

     7. Executive shall be entitled to two weeks' paid vacation during the first year and three weeks paid vacation during each succeeding year of his employment hereunder. All such vacations shall be taken at times mutually agreeable to executive and the Chief Executive Office of the Corporation. For purposes of this Paragraph 7, the term "year" shall mean the 12-month period beginning December 1st in each fiscal year. Vacation time shall be cumulative from year to year to the extent of one week thereof.

     8. In consideration of the Corporation's entering into this Agreement, Executive agrees that during the period of his employment hereunder, and for a further period of six months thereafter, he will not (I) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity which is engaged in the design, importation, manufacture and/or sale at wholesale of handbags, children's bags, tote bags or soft luggage in the State of New York, New Jersey, Connecticut, Massachusetts, Rhode Island, Pennsylvania, Maryland, Delaware or the District of Columbia (the "Restricted Territory") or is engaged in any other business in which the Corporation or any of its subsidiaries is currently engaged or is engaged at the time of termination of Executive's employment hereunder, or (ii) for himself or on behalf of any other person, firm, corporation or entity, call on any customer of the Corporation for the purpose of soliciting, diverting or taking away any customer from the Corporation. Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive's holdings therein represent less than one percent of the total number of shares or principal amount of other securities of such company outstanding.

     Executive acknowledges that the provisions of this Paragraph 8 are reasonable and necessary for the protection of the Corporation, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be divisible. In the event that any provision of the Paragraph 8, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

     9. Executive shall hold in a fiduciary capacity for the benefit of the Corporation all information, knowledge and data relating to or concerned with its operations, sales, business and affairs, and he shall not, at any time hereafter, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than to the Corporation or its designees or except as may otherwise be required in connection with the business and affairs of the Corporation.

     10. Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Corporation, whether or not patentable, registrable or copyrightable, shall become the sole and exclusive property of the Corporation. Executive shall disclose the same promptly and completely to the Corporation and shall, during the period of his employment hereunder and at any time and from time to time hereafter (I) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (ii) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (iii) give the Corporation all assistance it reasonably requires, including the giving of testimony in any action, suit or proceeding, in order to obtain, maintain and protect the Corporation's rights therein and thereto.

     11. The parties hereto acknowledge that Executive's services are unique and that, in the event of a breach or a threatened breach by Executive of any of his obligations under this Agreement, the Corporation will not have an adequate remedy at law. Accordingly, the event of any such breach or threatened breach by Executive, the Corporation shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any person, firm, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and immediate termination of the employment of Executive hereunder.

     12. In the event that Executive is incapacitated or disabled from performing his duties hereunder for a period of three consecutive months or for an aggregate of 90 days in any consecutive six month period, the Corporation may terminate this Agreement and Executive's employment hereunder. In the event of Executive's death while employed hereunder, his employment shall terminate upon the date of his death. In either such event, the Corporation shall have no further liability to Executive hereunder except for compensation due Executive in respect of the periods ending on or prior to the date of termination.

     13. In the event of Executive's death during the term of his employment hereunder, a death benefit shall be paid to such person or persons as he shall designate from time to time by written instrument delivered to the Corporation. Executive initially designates Cynthia LG Dupre as the recipient of such death benefit. Any subsequent designation received shall revoke all prior designations. The death benefit shall be an amount equal to one-half of the annual base salary being paid to Executive on the date of death, less the amount of any life insurance proceeds payable upon Executive's death under any group life insurance policy or policies maintained by the Corporation for the benefit of employees of the Corporation. Any death benefit payable hereunder shall be paid in a single lump sum payment not later than 120 days after the death of Executive. In any such event, the Corporation shall also provide Executive's spouse and children for a period of six months after the date of Executive's death, at the Corporation's sole cost and expense, medical, major medical and hospitalization insurance coverage identical or substantially equivalent to that in effect at the date of Executive's death.

     14. In addition to any other rights and remedies provided by law or in this Agreement, the Corporation may terminate this Agreement upon 10 days' prior written notice to Executive in the event that Executive shall act, whether with respect to his employment or otherwise, in a manner that is in violation of the laws of the United States of American or of any State or locality thereof, or which, in the opinion of the Board of Directors of the Corporation, subjects the Corporation to public opprobrium, disrespect, scandal or ridicule.

     15. This Agreement constitutes the entire agreement of the parties hereto and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

     16. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or by responsible overnight carrier or sent by certified mail, return receipt requested, postage and fees prepaid to the parties at their addresses set forth above. Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Paragraph 16. The date of the giving of any notice by delivery in person or by responsible overnight carrier shall be the date of its receipt, and by mail shall be the date three days after the posting of the mail.

     17. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

     18. No course of dealing nor any delay on the part of the Corporation in exercising any rights herunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

     19. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York expect that body of law relating to choice of law.

     20. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this day and year first above written.

                      SIRCO INTERNATIONAL CORP.


                      BY: /s/Takeshi Yamaguci
                         ---------------------------------
                         Takeshi Yamaguchi
                         Executive Vice President

                         /s/ Joel Dupre
                         --------------------------------
                         JOEL DUPRE